EXHIBIT 10.10

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE CONTINENTAL RESOURCES, INC.

2005 LONG-TERM INCENTIVE PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”), entered into as of                          by and between                          (the “Participant”) and CONTINENTAL RESOURCES, INC. (the “Company”):

W I T N E S S E T H:

WHEREAS, the Participant is an employee of the Company, and it is important to the Company that the Participant be encouraged to remain in its employ; and

WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to acquire shares of the Common Stock of the Company, as hereinafter provided, pursuant to “Continental Resources, Inc. 2005 Long-Term Incentive Plan, as Amended and Restated as of April 3, 2006” (the “Plan”), a copy of which has been provided to the Participant; and

WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

Section 1. Grant of Award. The Company hereby grants to the Participant an award (the “Award”) of                              (            ) shares of Common Stock, under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes.

Section 2. Stock Held by Company. The Company shall hold a certificate or certificates registered in the name of the Participant representing total number of shares of Common Stock represented by the Award. All shares of Common Stock under the Award held by the Company pursuant to this Award Agreement shall constitute issued and outstanding shares of common stock of the Company for all corporate purposes, and the Participant shall receive all cash dividends thereon (subject to vesting restrictions as described in Section 3) provided that the right to receive such dividends shall terminate with respect to shares of Common Stock which are forfeited under this Award Agreement. If shares of Common Stock vest in the Participant in accordance with this Award Agreement, the Company shall deliver to the Participant a certificate representing such vested shares of Common Stock. As a condition precedent to issuing a certificate representing the shares of Common Stock under this Award, the Company may require the Participant to deliver to the Company a duly executed irrevocable stock power (in blank) covering such shares represented by the certificate.

Section 3. Vesting of Award. If the Participant’s employment with the Company, a Subsidiary or an Affiliated Entity remains full-time and continuous at all times prior to any of the vesting dates specified below (the “Vesting Dates”), the Participant shall be entitled, subject to the applicable provisions of the Plan and this Award Agreement having been satisfied, to receive on or after the applicable Vesting Date, on a cumulative basis, the number of shares of Common Stock determined by multiplying the aggregate number of shares of Common Stock subject to the Award by the designated percentage set forth as follows:

Percent Vested	Vesting Date
%	______
%	______

Such vesting percentages shall also be applicable to any dividends that may become payable on the shares of Common Stock that are subject to this Award Agreement. If the Participant terminates employment prior to the applicable Vesting Date, the unvested portion of such Award (including shares of Common Stock represented thereby and any dividends payable thereon) shall be forfeited and neither the Participant nor any other person shall have any interest therein in any manner whatsoever unless Participant’s vesting in the Award is accelerated pursuant to Section 6. Dividends, if any, that are payable with respect to the shares of Common Stock under this Award Agreement shall be paid to the Participant on the date that is no later than two and one-half months following the end of the calendar year in which the Award under this Award Agreement vests, and then only with respect to the percentage of such dividends as to which the Award was then vested, with the remaining portions of such dividends, if any, to be paid within two and one-half months after the end of the calendar year in which such portions respectively become vested.

Section 4. Nontransferability of Award. With respect to the Award and the unvested shares of Common Stock held by the Company, the Award and the shares of unvested Common Stock may not be sold, assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the unvested shares contrary to the provisions hereof shall be null and void and without effect. All shares of Common Stock which are distributed to the Participant as provided under this Award Agreement may not be subsequently transferred except as provided herein.

Section 5. Employment. So long as the Participant shall continue to be a full-time and continuous employee of the Company, a Subsidiary or an Affiliated Entity, the Award shall not be affected by any change of duties or position. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company, a Subsidiary or an Affiliated Entity, or interfere in any way with the right of the Company, a Subsidiary or an Affiliated Entity to terminate the Participant’s employment at any time.

Section 6. Acceleration of Award Upon Change of Control. Upon the occurrence of a Change of Control, the Award shall become 100% vested and the Participant shall have the right to receive any or all of the Common Stock then subject to the Award.

Section 7. Securities Law Restrictions. The Award shall be vested and Common Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Securities Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of vesting and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Participant acknowledges that any stock certificate representing Common Stock purchased under such circumstances will be issued with a restricted securities legend.

Section 8. Withholding of Taxes. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the vesting of the Award or the disposition of shares of Common Stock acquired upon vesting of the Award. A Participant may pay the amount of taxes required by law upon the payment of an Award (i) in cash, (ii) by delivering to the Company shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes, or (iii) by directing the Company to withhold from the shares of Common Stock to be delivered to the Participant upon payment of the Award shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes.

Section 9. Restrictions.

(a) Right to Repurchase. At any time that the Company is not a “reporting company” under Section 12 of the Exchange Act, the Company will have the right to repurchase (the “Repurchase Right”) all shares of Common Stock which are issued to Participant under this Award Agreement and which have become vested in accordance with Section 3 of this Award Agreement upon Participant’s termination of employment for any reason, whether voluntary or involuntary, or by resignation, removal, death or disability or otherwise. The Company’s right to repurchase shall remain in effect during the term of Participant’s employment by the Company and shall continue for a period of two years following termination of Participant’s employment by the Company. If the Company elects to purchase any Common Stock pursuant to this Section 9(a), it shall give written notice of its election to do so (the “Election Notice”) to the Participant. If the Company shall become a “reporting company” prior to giving an Election Notice, the Company’s Repurchase Right shall lapse. If the Company shall become a “reporting company” after giving an Election Notice and prior to the consummation of the repurchase which is the subject of such Election Notice, the Company’s Repurchase Right shall continue in full force and effect.

(b) Obligation to Repurchase. At any time that the Company is not a “reporting company” under Section 12 of the Exchange Act, the Participant, by written notice to the Company (a “Notice to Purchase”), may elect to require the Company to purchase from the Participant any and all shares of Common Stock which have become vested in accordance with Section 3 of this Award Agreement and which are beneficially owned by the Participant as of the date of such Notice to Purchase. If the Company shall become a “reporting company” after a Notice to Purchase is given and prior to the consummation of the repurchase which is the subject of such Notice to Purchase, the Company’s repurchase obligation shall continue in full force and effect.

(c) Procedure for Repurchase. The purchase price to be paid by the Company for the Common Stock to be repurchased pursuant to Section 9(a) or Section 9(b) above (the “Affected Stock”) shall be the Fair Market Value of the Affected Stock as of the last day of the calendar quarter next preceding the Election Notice or the Notice to Purchase, as the case may be. The purchase price shall be determined by the Company within forty-five (45) days next following the Election Notice or the Notice to Purchase, as the case may be. Within five (5) calendar days next following the determination of the purchase price, the Company shall provide to the Participant a written report reflecting the Company’s calculation of the purchase price in reasonable detail. The Participant shall have five (5) calendar days in which to deliver to the Company the Participant’s objection to the Company’s determination of the purchase price. Any such objection shall be in writing and shall state the basis for such objection. If no such objection is timely made, the Company’s determination of the purchase price shall be final. In the event of a timely objection, and within ten (10) days following delivery of such objection to the Company, the determination of the purchase price shall be submitted to a panel consisting of three persons, one appointed by the Company, one appointed by the Participant, and the third selected by the other two. The Company and the Participant shall provide written notice to each other of the name of the person appointed to the panel. If either the Company or the Participant fails to timely appoint its member of the panel, the other party may do so. The determination of the purchase price by a majority of members of the panel shall be final and binding on the parties. The closing of the Company’s purchase of the Affected Stock shall occur at the offices of the Company on a business day which is not more than seven (7) calendar days following the final determination of the purchase price. At the closing, the Participant shall deliver the Affected Stock by appropriate assignment against payment of the purchase price.

(d) Stockholders’ Agreements. The receipt of the vested shares of Common Stock after the applicable Vesting Date shall be conditioned upon Participant’s agreement to be bound by agreements and restrictions applicable to other shareholders of the Company.

(e) Restrictive Legend. Each certificate representing the Common Stock shall contain on its face, in addition to any other legend, the following legend in order to give notice of this restriction to any purchaser or transferee of Common Stock:

“THE SHARES OF COMMON STOCK OF CONTINENTAL RESOURCES, INC. (“COMPANY”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE RIGHT OF THE COMPANY TO REPURCHASE THE COMMON STOCK IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT (“AWARD AGREEMENT”) DATED                         WHICH RELATES TO THE CONTINENTAL RESOURCES, INC. 2005 LONG-TERM INCENTIVE PLAN. CERTAIN TRANSFERS OF THE COMPANY COMMON STOCK MAY BE INVALIDATED IF SUCH TRANSFERS ARE NOT MADE IN ACCORDANCE WITH THE TERMS OF THE AWARD AGREEMENT. ANY PURCHASER OR TRANSFEREE OF THE SHARES OF COMPANY COMMON STOCK REPRESENTED BY THIS CERTIFICATE SHOULD OBTAIN A COPY OF THE AWARD AGREEMENT AND INSURE THAT THE PROPOSED PURCHASE OR TRANSFER DOES NOT VIOLATE THE AWARD AGREEMENT.”

Section 10. Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the day and year first above written.

CONTINENTAL RESOURCES, INC., an Oklahoma corporation

By:

“COMPANY”

“PARTICIPANT”

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